Calculation of Filing Fee Tables

Form S-8

(Form Type)

Xencor, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			(1)	(2)			(5)
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Equity	Common Stock, $0.01 par value per share, reserved for issuance under the 2013 Plan (as defined below)	457(h)	4,689,159 (3)	$28.50	$133,641,031.50	.0000927	$12,388.53
Equity	Common Stock, $0.01 par value per share, reserved for issuance under the 2013 ESPP (as defined below)	457(h)	593,555 (4)	$28.50	$16,916,317.50	.0000927	$1,568.15
Total Offering Amounts					$150,557,349.00		$13,956.68
Total Fee Offsets							___
Net Fee Due							$13,956.68

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”) that become issuable under the Xencor, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) and the Xencor, Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2) This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on July 29, 2022, as reported on the Nasdaq Global Market.

(3) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2013 Plan on January 1, 2021 and January 1, 2022 pursuant to an “evergreen” provision contained in the 2013 Plan. Pursuant to such provision, on January 1 of each year, from January 1, 2014 through January 1, 2023, the number of shares authorized for issuance under the 2013 Plan is automatically increased by: (a) a number equal to 4% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; or (b) a number of shares of Common Stock that may be determined by the Registrant’s Board of Directors (the “Board”) that is less than the preceding clause (a).

(4) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2013 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2013 ESPP. Pursuant to such provision, on January 1 of each year, from January 1, 2014 through January 1, 2023, the number of shares authorized for issuance under the 2013 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 621,814 shares of Common Stock; or (c) a number of shares of Common Stock that may be determined by the Board that is less than the preceding clauses (a) and (b).

(5) The Registrant does not have any fee offsets.